Exhibit 16.1

December 20, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read the statements of EQRx, Inc. (formally known as CM Life Sciences III Inc.) included under Item 4.01 of its Form S-1 dated February 24, 2021. We agree with the statements concerning our Firm under Item 4.01, specifically in which we were informed of our dismissal on December 17, 2021.

We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

New York, New York